AMENDMENT NUMBER 12
MIDDLE GRAND REGION
CONTRACTOR RISK AGREEMENT
BETWEEN
THE STATE OF TENNESSEE,
d.b.a. TENNCARE
AND
AMERIGROUP TENNESSEE, INC.
CONTRACT NUMBER: FA- 07-16936-00

For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to clarify and/or amend the Contractor Risk Agreement (CRA) by and between the State of Tennessee TennCare Bureau, hereinafter referred to as TENNCARE, and AMERIGROUP TENNESSEE, INC., hereinafter referred to as the CONTRACTOR as specified below.

Titles and numbering of paragraphs used herein are for the purpose of facilitating use of reference only and shall not be construed to infer a contractual construction of language.

1.Section 1 shall be amended by deleting and replacing the following definitions:
At-Risk — As it relates to the CHOICES program, SSI eligible adults age sixty-five (65) and older or age twenty-one (21) or older with physical disabilities, who do not meet the established level of care criteria for nursing facility services, but have a lesser number or level of functional deficits in activities of daily living as defined in TennCare rules and regulations, such that, in the absence of the provision of a moderate level of home and community based services, the individual's condition and/or ability to continue living in the community will likely deteriorate, resulting in the need for more expensive institutional placement. As it relates to Interim CHOICES Group 3, open for enrollment only between July 1, 2012 and December 31, 2013, "at risk" is defined as adults age sixty-five (65) and older or age twenty-one (21) or older with physical disabilities who receive SSI or meet Nursing Financial eligibility criteria, and also meet the Nursing Facility level of care in effect on June 30, 2012.

CHOICES Group (Group) — One of the three groups of TennCare enrollees who are enrolled in CHOICES. There are three CHOICES groups:

1.Group 1
Medicaid enrollees of all ages who are receiving Medicaid-reimbursed care in a nursing facility.

2.Group 2
Persons age sixty-five (65) and older and adults age twenty-one (21) and older with physical disabilities who meet the nursing facility level of care, who qualify for TennCare either as SSI recipients or as members of the CHOICES 217-Like HCBS Group, and who need and are receiving CHOICES HCBS as an alternative to nursing facility care. The CHOICES 217-Like HCBS Group includes persons who could have been eligible under 42 CFR 435.217 had the state continued its 1915(c) HCBS waiver for elders and/or persons with physical disabilities. TENNCARE has the discretion to apply an enrollment target to this group, as described in TennCare rules and regulations.

3.Group 3

Persons age sixty-five (65) and older and adults age twenty-one (21) and older with physical disabilities who qualify for TennCare as SST recipients, who do not meet the nursing facility level of care, but who, in the absence of CHOICES HCBS, are "at-risk" for nursing facility care, as defined by the State. TENNCARE has the discretion to apply an enrollment target to this group as described in TennCare rules and regulations.

4.
Interim Group 3 (open for new enrollment only between July 1, 2012, through December 31, 2013) Persons age 65 and older and adults age 21 and older with physical disabilities who qualify for TennCare as SSI eligibles or as members of MOE Demonstration Group and who meet the NF LOC criteria in place as of June 30, 2012. There is no enrollment target on Interim Group 3.

All requirements set forth is this agreement regarding Group 3 members are applicable to Interim Group 3 members, except as explicitly stated otherwise. Interim Group 3 members are not subject to an enrollment target.

Consumer Direction of Eligible CHOICES HCBS — The opportunity for a CHOICES member assessed to need specified types of CHOICES HCBS including attendant care, personal care, in-home respite, companion care and/or any other service specified in TennCare rules and regulations as available for consumer direction to elect to direct and manage (or to have a representative direct and manage) certain aspects of the provision of such services—primarily, the hiring, firing, and day-to-day supervision of consumer-directed workers delivering the needed service(s).

Cost Neutrality Cap — The requirement that the cost of providing care to a member in CHOICES Group 2, including CHOICES HCBS and Medicaid reimbursed home health and private duty nursing, shall not exceed the cost of providing nursing facility services to the member, as determined in accordance with TennCare policy. A member's individual cost neutrality cap shall be the average cost of Level I nursing facility care unless a higher cost neutrality cap is established by TENNCARE based on information submitted by the AAAD or MCO (as applicable) in the level of care application.

Eligible CHOICES HCBS — Attendant care, personal care, in-home respite, companion care services and/or any other CHOICES HCBS specified in TennCare rules and regulations as eligible for consumer direction for which a CHOICES member is determined to need and elects to direct and manage (or have a representative direct and manage) certain aspects of the provision of such services — primarily the hiring, firing and day-to-day supervision of consumer-directed workers delivering the needed service(s). Eligible CHOICES HCBS do not include home health or private duty nursing services.

Eligible Individual — With respect to Tennessee's Money Follows the Person Rebalancing Demonstration (MFP) and pursuant to Section 6071(b)(2) of the Deficit Reduction Act of 2005 (DRA), (Pub. L. 109-171 (S. 1932)) (Feb. 8, 2006) as amended by Section 2403 of the Patient Protection and Affordable Care Act of 2010 (ACA), (Pub. L. 111-148) (May 1, 2010), the State's approved MFP Operational Protocol and TENNCARE Rules, a member who qualifies to participate in MFP. Such person, immediately before beginning participation in the MFP demonstration project, shall:

1.
Reside in a Nursing Facility (NF) or an Intermediate Care Facility for persons with Mental Retardation (ICF/MR) and have resided for a period of not less than ninety (90) consecutive days in a Qualified institution.

a.
Inpatient days in an institution for mental diseases (IMDs) which includes Psychiatric Hospitals and Psychiatric Residential Treatment Facilities (PRTF) may be counted only to the extent that Medicaid reimbursement is available under the State Medicaid plan for services provided by such institution. Medicaid payments may only be applied to persons in IMDs who are over 65 or under 21 years of age.

b.
Any days that an individual resides in a Medicare certified Skilled Nursing Facility (SW) on the basis of having been admitted solely for purposes of receiving post-hospital short-term rehabilitative services covered by Medicare shall not be counted for purposes of meeting the ninety (90)-day minimum stay in a Qualified Institution established under ACA.

c.
Short-term continuous care in a nursing facility, to include Level 2 nursing facility reimbursement, for episodic conditions to stabilize a condition rather than admit to hospital or to facilitate hospital discharge, and inpatient rehabilitation facility services reimbursed by the CONTRACTOR (i.e., not covered by Medicare) as a cost-effective alternative (see Section 2.6.5) and provided in a Qualified Institution shall be counted for purposes of meeting the ninety (90) day minimum stay in a Qualified Institution established under ACA.

2.
Be eligible for and receive Medicaid benefits for inpatient services furnished by the nursing facility or ICF/MR for at least one (1) day. For purposes of this Agreement, an Eligible Individual must reside in a nursing facility and be enrolled in CHOICES Group 1 for a minimum of one (1) day and must be eligible to enroll and transition seamlessly into CHOICES Group 2 or CHOICES Group 3 (without delay or interruption).

3.
Meet nursing facility or ICF/MR level of care, as applicable, and, but for the provision of ongoing CHOICES HCBS, continue to require such level of care provided in an inpatient facility or meet at- risk level of care such that, in the absence of the provision of a moderate level of home and community based services, the individual's condition and/or ability to live in the community will likely deteriorate and result in the need for institutional placement.

Home and Community-Based Services (HCBS) — Services that are provided pursuant to a Section
1915(c) waiver or the CHOICES program as an alternative to long-term care institutional services in a nursing facility or an Intermediate Care Facility for the Mentally Retarded (ICF/MR) or to delay or prevent placement in a nursing facility. HCBS may also include optional or mandatory services that are covered by Tennessee's Title XIX state plan or under the TennCare demonstration for all eligible enrollees, including home health or private duty nursing. However, only CHOICES HCBS are eligible for Consumer Direction. CHOICES HCBS do not include home health or private duty nursing services or any other HCBS that are covered by Tennessee's Title XIX state plan or under the TennCare demonstration for all eligible enrollees, although such services are subject to estate recovery and shall be counted for purposes of determining whether a CHOICES member's needs can be safely met in the community within his or her individual cost neutrality cap.

Long-Term Care (LTC)— The services of a nursing facility (NF), an Intermediate Care Facility for the Mentally Retarded (ICF/MR), or Home and Community-Based Services (HCBS). These services may also be called Long-Term Services and Supports (LTSS).

Ongoing CHOICES HCBS — Specified CHOICES HCBS which are delivered on a regular and ongoing basis, generally one or more times each week, or (in the case of community-based residential alternatives and PERS) on a continuous basis. Ongoing HCBS include community-based residential alternatives, personal care, attendant care, home-delivered meals, personal emergency response systems (PERS), and/or adult day care.

Qualified Institution — With respect to Tennessee's MFP Rebalancing Demonstration, and pursuant to Section 6071(b)(3) of the DRA, a hospital, nursing facility, or ICF/MR.

1.
An institution for mental diseases (IMDs) which includes Psychiatric Hospitals and Psychiatric Residential Treatment Facilities (PRTF) shall be a Qualified Institution only to the extent that Medicaid reimbursement is available under the State Medicaid plan for services provided by such institution. Medicaid payments may only be applied to persons in IMDs who are over 65 or under 21 years of age.

2.
Any days that an individual resides in a Medicare certified Skilled Nursing Facility (SNF) on the basis of having been admitted solely for purposes of receiving post-hospital short-term rehabilitative services covered by Medicare shall not be counted for purposes of meeting the ninety (90)-day minimum stay in a Qualified Institution established under the Affordable Care Act.

TENNCARE PreAdmission Evaluation System (TPAES) — A component of the State's Medicaid Management Information System and the system of record for all PreAdmission Evaluation (i.e., level of care) submissions and level of care determinations, as well as enrollments into and transitions between LTC programs, including CHOICES and the State's MFP Rebalancing Demonstration (MFP), and which shall also be used to gather data required to comply with tracking and reporting requirements pertaining to MFP.

Tennessee Department of Mental Health and Substance Abuse Services (TDMHSAS) — The state agency having the authority to provide care for persons with mental illness, substance abuse, and/or developmental disabilities.

Transition Allowance — A per member allotment not to exceed two thousand dollars ($2,000) per lifetime which may, at the sole discretion of the CONTRACTOR, be provided as a cost-effective alternative to continued institutional care for a CHOICES Group 1 member in order to facilitate transition from a nursing facility to the community when such member will, upon transition to CHOICES Group 2, receive more cost-effective non-residential home and community based services or companion care. Items that may be purchased or reimbursed are only those items that the member has no other means to obtain and that are essential in order to establish a community residence when such residence is not already established and to facilitate the member's safe and timely transition, including rent and/or utility deposits, essential kitchen appliances, basic furniture, and essential basic household items, such as towels, linens, and dishes. A Transition Allowance shall not be provided to members that no longer meet nursing facility level of care and are transitioning to CHOICES Group 3.

2.	Section 1 shall be amended by adding the following new definitions:
Maintenance of Effort (MOE) — Provisions in the American Recovery and Reinvestment Act (ARRA) (Pub. L. 111-5) (Feb. 17, 2009) and the Affordable Care Act (ACA) to ensure that States' coverage for adults under the Medicaid program remains in place and that "eligibility standards, methodologies, and procedures" are not more restrictive than those in place as of July 1, 2008 for purposes of the ARRA and March 23, 2010, for purposes of the ACA pending the establishment of specific provisions of ACA (i.e., a fully operational Exchange) on January 1, 2014.

MOE Demonstration Group — Individuals who are age 65 and older and adults age 21 and older with disabilities who (I) meet nursing home financial eligibility, (2) do not meet the nursing facility level of care criteria in place on July 1, 2012; and (3) in the absence of TennCare CHOICES services, are "at risk" of institutionalization. The MOE Demonstration Group is open only between July 1, 2012, through December 31, 2013. Individuals enrolled in the MOE Demonstration Group as of December 31, 2013, may continue to qualify in this group after December 31, 2013, so long as they (1) continue to meet Nursing Facility financial eligibility and the LOC criteria in place when they enrolled; and (2) remain continuously enrolled in the MOE Demonstration Group and in CHOICES 3.

3.	Section 2.6.1.5.2.5 shall be amended by adding the phrase "but excluding Interim Group 3," in the first sentence immediately following "3,".

2.6.1.5.2.5
For Groups 2 and 3, but excluding Interim Group 3, if there is an enrollment target, TENNCARE determines that the enrollment target has not been met or, for Group 2, approved the CONTRACTOR’s request to provide CHOICES HCBS as a cost effective alternative (see Section 2.6.5). Enrollees transitioning from a nursing facility to the community will not be subject to the enrollment target for Group 2 but must meet categorical and financial eligibility for Group 2.

4.	Section 2.6.1.5.3 and 2.6.1.5.4 shall be deleted and replaced as follows:

2.6.1.5.3
For persons determined to be eligible for enrollment in Group 2 as a result of Immediate Eligibility (as defined in Section 1 of this Agreement), the CONTRACTOR shall provide a limited package of CHOICES HCBS (personal care, attendant care, home-delivered meals, PERS, adult day care, and/or any other services as specified in TennCare rules and regulations) as identified through a needs assessment and specified in the plan of care.

Upon notice that the State has determined that the member meets categorical and financial eligibility for TennCare CHOICES, the CONTRACTOR shall authorize additional services in accordance with Section 2.9.6.2.5. For members residing in a community-based residential alternative at the time of CHOICES enrollment, authorization for community-based residential alternative services shall be retroactive to the member's effective date of CHOICES enrollment.

2.6.1.5.4	The following long-term care services are available to CHOICES members, per Group,when the services have been determined medically necessary by the CONTRACTOR.

Service and Benefit Limit	Group 1	Group 2	Group 3
Nursing facility care	X	Short-term only (up to 90 days)	Short-term only (up to 90 days)
Community-based residential alternatives		X
Personal care visits (up to 2 visits per day at intervals of no less than 4 hours between visits)		X	X
Attendant care (up to 1080 hours per calendar year; up to 1400 hours per full calendar year only for persons who require covered assistance with household chores or errands in addition to hands-on assistance with self-care tasks)
		X	X
Home-delivered meals (up to 1 meal per day)		X	X
Personal Emergency Response Systems (PERS)		X	X
Adult day care (up to 2080 hours per calendar year)		X	X
1n-home respite care (up to 216 hours per calendar year)		X	X
In-patient respite care (up to 9 days per calendar year)		X	X
Assistive technology (up to $900 per calendar year)		X	X
Minor home modifications (up to $6,000 per project; $10,000 per calendar year; and $20,000 per lifetime)		X	X
Pest control (up to 9 units per calendar year)		X	X

5.	Section 2.6.5.2.5 shall be deleted and replaced as follows:

2.6.5.2.5
For CHOICES Group 1 members transitioning from a nursing facility to Group 2, a one-time transition allowance, per member. The amount of the transition allowance shall not exceed two thousand dollars ($2,000) and may be used for items such as, but not limited to, the first month’s rent and/or utility deposits, kitchen appliances, furniture, and basic household items. A Transition Allowance shall not be provided to members that no longer meet nursing facility level of care and are transitioning to CHOICES Group 3.

6.	Section 2.6.5.3 shall be deleted and replaced as follows:

2.6.5.3
If the CONTRACTOR chooses to provide cost effective alternative services to a CHOICES member, in no case shall the cost of CHOICES HCBS, private duty nursing and home health care for Group 2 exceed a member's cost neutrality cap nor the total cost of CHOICES HCBS, excluding minor home modifications, for members in Group 3 exceed the expenditure cap. The total cost of CHOICES HCBS includes all covered CHOICES HCBS and other non-covered services that the CONTRACTOR elects to offer as a cost effective alternative to nursing facility care for CHOICES Group 2 members pursuant to Section 2.6.5.2 of this Agreement including, as applicable: CHOICES HCBS in excess of specified benefit limits, the one-time transition allowance for CHOICES Group 1 members who are transitioning to CHOICES Group 2, and NEMT for Groups 2 and 3.

7.	Sections 2.6.7.2.2.3 shall be amended by deleting the reference to Section "2.9.6.3" and replacing it with "2.9.6.8".

2.6.7.2.2.3
If the CONTRACTOR is unable to find an alternate nursing facility willing to serve the member and the member otherwise qualifies to enroll in CHOICES Group 2, the CONTRACTOR shall determine if it can safely and effectively serve the member in the community and within the cost neutrality cap. If it can, and the CONTRACTOR is willing to continue serving a member who has failed to pay his or her patient liability or if TENNCARE determines that the member would not have patient liability in the community setting, the member shall be offered a choice of CHOICES HCBS. If the member chooses CHOICES HCBS, the CONTRACTOR shall forward all relevant information to TENNCARE for a decision regarding transition to Group 2 (Section 2.9.6.8).

8.	Sections 2.6.7.2.3.2 through 2.6.7.2.3.2.2 shall be deleted and replaced as follows:

2.6.7.2.3.2
The CONTRACTOR shall collect patient liability from CHOICES Group 2 and Group 3 members (as applicable) who receive CHOICES HCBS in his/her own home or who receive adult day care services and from Group 2 members who receive Companion Care.

2.6.7.2.3.2.1
The CONTRACTOR shall use calculated patient liability amounts to offset the cost of CHOICES Group 2 or CHOICES Group 3 benefits (or CEA services provided as an alternative to covered CHOICES Group 2 or Group 3 benefits) reimbursed by the CONTRACTOR for that month.

2.6.7.2.3.2.2
The CONTRACTOR shall not collect patient liability that exceeds the cost of CHOICES Group 2 or CHOICES Group 3 benefits (or CEA services provided as an alternative to CHOICES Group 2 or Group 3 benefits) reimbursed by the CONTRACTOR for that month.

9.	Section 2.6.7.2.3.3 shall be amended by adding the phrase "or Group 3" after "If a Group 2" as follows:

2.6.7.2.3.3	If a Group 2 or Group 3 member fails to pay required patient liability, pursuant to Section 2.6.1.5.8.6, the CONTRACTOR may request to no longer provide long-term care services to the member.

10.	The last sentence of Section 2.7.1.3 shall be amended by deleting the space between the word "non-emergency".

11.	Sections 2.9.2.1.4.6.2 through 2.9.2.1.4.6.4 shall be deleted and replaced as follows:

2.9.2.1.4.6.2
Transition Group 1 members to CHOICES HCBS unless the member chooses to receive CHOICES HCBS as an alternative to nursing facility care and is enrolled in CHOICES Group 2 or the member meets the at-risk level of care and is enrolled in CHOICES Group 3 (see Section 2.9.6.8 for requirements regarding nursing facility to community transition);

2.9.2.1.4.6.3
Admit a member in CHOICES Group 2 to a nursing facility unless the member meets the nursing facility level of care in place at the time of admission and (1) is expected to require short-term nursing facility services for ninety (90) days or less; (2) the member chooses to transition to a nursing facility and enroll in Group 1; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of the member and within the member’s cost neutrality cap, and the member agrees to transition to a nursing facility and enroll in Group 1;

2.9.2.1.4.6.4
Admit a member enrolled in CHOICES Group 3 to a nursing facility unless the member meets the nursing facility level of care in place at the time of admission and (1) is expected to require short-term nursing facility service for ninety (90) days or less; or (2) the member chooses to transition to a nursing facility and enroll in Group 1; or

12.	Section 2.9.6.1.6.1 shall be deleted and replaced as follows:

2.9.6.1.6.1
The day of the initiating event (e.g., receipt of a referral for CHOICES screening and intake or notification of a new CHOICES member on the outbound 834 enrollment file) shall be the anchor date and is not to be included in the timeline computation;

13.	Section 2.9.6.2.3.1 shall be deleted and replaced as follows:

2.9.6.2.3.1
For persons wishing to apply to CHOICES, TENNCARE or its designee may employ a screening process, using the tools and protocols specified by TENNCARE, to assist with intake for persons new to both TennCare and CHOICES. Such screening process shall assess: (1) whether the applicant appears to meet categorical and financial eligibility criteria for CHOICES; (2) whether the applicant appears to meet level of care eligibility for enrollment in CHOICES; and (3) for applicants seeking access to CHOICES HCBS through enrollment in CHOICES Group 2, whether it appears that the applicant’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care.

14.	Section 2.9.6.2.3.4 and 2.9.6.2.3.5 shall be deleted and replaced as follows:

2.9.6.2.3.4
As part of the intake visit, TENNCARE or its designee shall: (1) provide general CHOICES education and information, as specified by TENNCARE, and assist in answering any questions the applicant may have; (2) provide information about estate recovery; (3) complete Medicaid and level of care (i.e., PAE) applications and provide assistance, as necessary, in gathering documentation needed by the State to determine TennCare eligibility; (4) provide choice counseling and facilitate the selection of an MCO by the applicant or his/her representative; (5) for applicants seeking enrollment in CHOICES Group 1 or Group 2, provide information regarding freedom of choice of nursing facility versus CHOICES HCBS, both verbally and in writing, and obtain a Freedom of Choice form signed and dated by the applicant or his/her representative; (6) provide detailed information and obtain signed acknowledgement of understanding regarding a CHOICES member's responsibility with respect to payment of patient liability amounts, including, as applicable, the potential consequences for non-payment of patient liability which may include loss of the member's current nursing facility or CBRA provider or MCO, disenrollment from CHOICES, and to the extent the member's eligibility is dependent on receipt of long-term care services, possible loss of eligibility for TennCare; (7) for applicants who want to receive NF services, provide information regarding the completion of all PASRR requirements prior to nursing facility admission and conduct the level I PASRR screening; (8) for applicants who are seeking CHOICES HCBS: (a) conduct a risk assessment using a tool and protocol specified by TENNCARE and develop, as applicable, a risk agreement that shall be signed by the applicant or his/her representative and which shall include identified risks to the applicant, the consequences of such risks, strategies to mitigate the identified risks, and the applicant's decision regarding his/her acceptance of risk; and (b) provide information regarding consumer direction and obtain signed documentation of the applicant's interest in participating in consumer direction; (9) for applicants who are seeking enrollment in Group 2, identify the services that may be needed by the applicant upon enrollment in Group 2, make a determination regarding whether the applicant’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care, and provide explanation to the applicant regarding the individual cost neutrality cap, including that a change in member’s needs or circumstances that would result in the neutrality cap being exceeded or that would result in the MCO’s inability to safely and effective meet a member’s needs in the community and with the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2, in which case, the care coordinator will assist with transition to a more appropriate care delivery setting; (10) for applicants who are seeking enrollment in Group 3, identify the covered HCBS that may be needed by the applicant upon enrollment in Group 3 and provide explanation to the applicant regarding the fifteen thousand dollars ($15,000) expenditure cap; and (11) for all applicants, provide information regarding next steps in the process including the need for approval by TENNCARE to enroll in CHOICES and the functions of the CONTRACTOR, including that the CONTRACTOR will develop and approve a plan of care.

15.	Section 2.9.6.2.4.3 shall be amended by adding new language to the end of the existing language as follows:

2.9.6.2.4.3
The CONTRACTOR shall not transition members in Group 1 to CHOICES HCBS unless the member chooses to receive CHOICES HCBS as an alternative to nursing facility and is enrolled in Group 2 or a member enrolled in CHOICES on or after July 1, 2012 no longer meets nursing facility level of care but does meet the at-risk level of care and is enrolled in Group 3.

16.	Section 2.9.6.2.5.3 shall be amended by adding the phrase "in Group 2" after the word "enrolled" in the first sentence.

2.9.6.2.5.3
The care coordinator shall, for all other CHOICES members in Groups 2 and 3 not specified in 2.9.6.2.5.1 — 2.9.6.2.5.2 above, within ten (10) business days of notice of the member's enrollment in CHOICES, conduct a face-to-face visit with the member, perform a comprehensive needs assessment (see Section 2.9.6.5), develop a plan of care (see Section 2.9.6.6), and authorize and initiate CHOICES HCBS, except in the case of members enrolled in Group 2 on the basis of Immediate Eligibility in which case only the limited package of CHOICES HCBS shall be authorized and initiated. Members enrolled on the basis of Immediate Eligibility shall have access only to a limited package of CHOICES HCBS (see Section 2.6.1.5.3) pending determination of categorical and financial eligibility for TennCare CHOICES; however all needed services shall be listed in the plan of care, and the CONTRACTOR shall immediately revise the service authorizations as necessary upon notice that the State has determined that the member meets categorical and financial eligibility for TennCare CHOICES and initiate services within ten (10) business days of notice.

17.	Sections 2.9.6.2.5.5 and 2.9.6.2.5.6 shall be deleted and replaced as follows:

2.9.6.2.5.5
The CONTRACTOR shall not admit a member enrolled in CHOICES Group 2 to a nursing facility unless the member meets nursing facility level of care in place at the time of admission and (1) is expected to require short-term nursing facility services for ninety (90) days or less; (2) chooses to transition to a nursing facility and enroll in Group l; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of a Group 2 member and at a cost that is less than the member's cost neutrality cap and the member agrees to transition to a nursing facility and enroll in Group 1.

2.9.6.2.5.6
The CONTRACTOR shall not admit a member enrolled in CHOICES Group 3 to a nursing facility unless the member meets nursing facility level of care in place at the time of admission and: (1) is expected to require short-term nursing facility services for ninety (90) days or less; or (2) chooses to transition to a nursing facility and enroll in Group 1.

18.	Section 2.9.6.3.2 shall be deleted and replaced as follows:

2.9.6.3.2
As part of its identification process for members who may be eligible for CHOICES, the CONTRACTOR may initiate a telephone screening process, using the tool and protocols specified by TENNCARE. Such screening process shall: (1) verify the member's current eligibility category based on information provided by TENNCARE in the outbound 834 enrollment file; for persons seeking access to CHOICES HCBS through enrollment in CHOICES Groups 2 or 3, identify whether the member meets categorical eligibility requirements for enrollment in such group based on his/her current eligibility category, and if not, whether the member appears to meet categorical and financial eligibility criteria for the Institutional (i.e., CHOICES 217-Like HCBS or MOE Demonstration) category; (2) determine whether the member appears to meet level of care eligibility for CHOICES; and (3) for members seeking access to CHOICES HCBS through enrollment in CHOICES Group 2, determine whether it appears that the member's needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care. Such telephone screening shall be conducted at the time of the initial call by the CONTRACTOR unless the member requests that the screening be conducted at another time, which shall be documented in writing in the CHOICES intake record.

19.	Section 2.9.6.3.9 shall be deleted and replaced as follows:

2.9.6.3.9
As part of the face-to-face intake visit, the care coordinator shall: (1) provide general CHOICE education and information, as specified by TENNCARE, to the member and assist in answering question the member may have; (2) provide information about estate recovery; (3) provide assistance, as necessary, in gathering documentation needed by DHS to determine categorical/financial eligibility for LTC; (4) for members seeking enrollment in CHOICE Group 1 or Group 2, provide information regarding freedom of choice or nursing facility versus CHOICES HCBS, both verbally and in writing, and obtain a Freedom of Choice form signed and dated by the member of his/her representative; (5) provide detailed information and signed acknowledgement of understanding regarding a CHOICES member’s responsibility with respect to payment of patient liability amounts, including, as applicable, the potential consequences for non-payment of patient liability which may include loss of the member’s current nursing facility or CBRA provider or MCO, disenrollment from CHOICES, and to the extent the member’s eligibility is dependent on receipt of long-term services, possible loss of eligibility for TennCare; and (6) for members who want to receive nursing facility services, provide information regarding the completion of all PASRR requirements prior to nursing facility admission and conduct the level I PASRR screening; (7) for members who are seeking CHOICES HCBS, the care coordinator, shall: (a) conduct a risk assessment using a tool and protocol specified by TENNCARE and shall develop, as applicable, a risk agreement that shall be signed and dated by the member or his/her representative and which shall include identified risks to the member, the consequences of such risks, strategies to mitigate the identified risks, and the member's decision regarding his/her acceptance of risk; and (b) provide information regarding consumer direction and obtain written confirmation of the member's decision regarding participation in consumer direction; (8) for members seeking enrollment in Group 2, make a determination regarding whether the person's needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care, and provide explanation to the member regarding the individual cost neutrality cap, including that a change in needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the CONTRACTOR's inability to safely and effectively meet the member's needs in the community and within the cost neutrality cap may result in the member's disenrollment from CHOICES Group 2, in which case, the member's care coordinator will assist with transition to a more appropriate care delivery setting; (9) for members seeking enrollment in Group 3, provide explanation to the member regarding the fifteen thousand dollar ($15,000) expenditure cap; ; and (10) for all members, provide information regarding choice of contract providers, subject to the provider's availability and willingness to timely deliver services, and obtain signed documentation of the member's choice of contract providers.

20.	Section 2.9.6.3.14 shall be deleted and replaced as follows:

2.9.6.3.14
Once completed, in the manner prescribed by TENNCARE the CONTRACTOR shall submit the level of care and, for members requesting CHOICES Group 2 HCBS, documentation, as specified by TENNCARE, to verify that the member's needs can be safely and effectively met in the community and within the cost neutrality cap to TENNCARE as soon as possible but no later than five (5) business days of the face-to- face visit. The CONTRACTOR shall make every effort to obtain supporting documentation required for the level of care in a timely manner and shall document in writing the cause of any delay in the submission of the required documentation to TENNCARE, including the CONTRACTOR's actions to mitigate such delay. The CONTRACTOR shall be responsible for ensuring that the level of care is accurate and complete, satisfies all technical requirements specified by TENNCARE, and accurately reflects the member's current medical and functional status based on information gathered, at a minimum, from the member, his or her representative, the Care Coordinator's direct observations, and the history and physical or other medical records which shall be submitted with the application. The CONTRACTOR shall note in the level of care any discrepancies between these sources of information, and shall provide explanation regarding how the CONTRACTOR addressed such discrepancies in the level of care.

21.	Section 2.9.6.3.16 shall be deleted and replaced as follows:

2.9.6.3.16
The CONTRACTOR shall be responsible for (1) advising members who appear to meet the nursing facility level of care that are seeking access to CHOICES HCBS through enrollment in CHOICES Group 2 when an enrollment target has been (or will soon be reached; (2) advising such persons that they may choose to receive nursing facility services if CHOICES Group 2 HCBS are not immediately available; (3) determining whether the person wants nursing facility services if CHOICES Group 2 HCBS are not immediately available; and (4) at the CONTRACTOR's sole discretion, making a determination regarding whether enrollment in Group 2 constitutes a CEA because the immediate provision of nursing facility services will otherwise be required and submitting appropriate documentation to TENNCARE if there is a waiting list for CHOICES Group 2 but the CONTRACTOR chooses to enroll a member in Group 2 as a CEA (see Section 2.9.6.3.15.1).

22.	Section 2.9.6.3.20 shall be deleted and replaced as follows:

2.9.6.3.20
For the CONTRACTOR's current members enrolled into CHOICES Group 2 or Group 3, the member's Care Coordinator shall within ten (10) business days of notice of the member's enrollment in CHOICES Group 2 or Group 3, authorize and initiate CHOICES HCBS.

23.	Section 2.9.6.3.20.3 shall be deleted and replaced as follows:

2.9.6.3.20.3
The CONTRACTOR shall provide at least verbal notice to the member prior to initiation of CHOICES HCBS identified in the plan of care regarding any change in providers selected by the member for each CHOICES HCBS; including the reason such change has been made. If the CONTRACTOR is unable to place a CHOICES Group I or 2 member in the nursing facility or community-based residential alternative setting requested by the member, the care coordinator shall meet with the member and his/her representative to discuss the reasons why the member cannot be placed with the requested facility and the available options and identify an alternative facility.

24.	Sections 2.9.6.3.20.7 through 2.9.6.3.20.9 shall be deleted and replaced as follows:

2.9.6.3.20.7
The CONTRACTOR shall not divert or transition members in CHOICES Group 1 to CHOICES HCBS unless the member chooses to receive CHOICES HCBS as an alternative to nursing facility and is enrolled in Group 2 or a member enrolled in CHOICES on or after July 1, 2012 no longer meets nursing facility level of care but does meet the at-risk level of care and is enrolled in Group 3.

2.9.6.3.20.8
The CONTRACTOR shall not admit a member enrolled in CHOICES Group 2 to a nursing facility unless the member meets the nursing facility level of care in place at the time of admission and : (1) is expected to require a short-term nursing facility care stay for ninety (90) days or less; (2) chooses to transition to a nursing facility and enroll in Group I; or (3) the CONTRACTOR determines that it cannot safely and effectively meet the needs of the member and at a cost that is less than the member's cost neutrality cap and the member agrees to transition to a nursing facility and enroll in Group 1.

2.9.6.3.20.9	The CONTRACTOR shall not admit a member enrolled in CHOICES Group 3 to a nursing facility unless the member meets the nursing facility level of care in place at the time of admission and: (1) is expected to require short-term nursing facility services for ninety (90) days or less; or (2) chooses to transition to a nursing facility and enroll in Group 1.

25.	Section 2.9.6.4.3.2 shall be amended by deleting the reference to Section "2.9.6.3.19" and replacing it with "2.9.6.3.20".

2.9.6.4.3.2
For CHOICES members who, upon enrollment in CHOICES, are not receiving services in a nursing facility or a community-based residential alternative setting, the CONTRACTOR shall assign a specific care coordinator and shall advise the member of the name of his/her care coordinator and provide contact information prior to the initiation of services (see Section 2.9.6.2.5.3 and 2.9.6.3.20), but no more than ten (10) calendar days following CHOICES enrollment.

26.	Section 2.9.6.6.2.4 shall be amended by adding the phrase "in CHOICES Group 2" in items (4) and (5) as follows:

2.9.6.6.2.4
The plan of care developed for CHOICES members in Groups 2 and 3 prior to initiation of CHOICES HCBS shall at a minimum include: (1) pertinent demographic information regarding the member including the name and contact information of any representative and a list of other persons authorized by the member to have access to health care (including long-term care) related information and to assist with assessment, planning, and/or implementation of health care (including long-term care) related services and supports; (2) care, including specific tasks and functions, that will be performed by family members and other caregivers; (3) home health, private duty nursing, and longterm care services the member will receive from other payor sources including the payor of such services; (4) home health and private duty nursing that will be authorized by the CONTRACTOR, except in the case of persons enrolled in CHOICES Group 2 on the basis of Immediate Eligibility who shall have access to services beyond the limited package of CHOICES HCBS (see Section 2.6.1.5.3) only upon determination of categorical and financial eligibility for TennCare; (5) CHOICES HCBS that will be authorized by the CONTRACTOR, including the amount, frequency, duration, and scope (tasks and functions to be performed) of each service to be provided, and the schedule at which such care is needed, as applicable; members enrolled in CHOICES Group 2 on the basis of Immediate Eligibility shall have access only to a limited package of CHOICES HCBS (see Section 2.6.1.5.3) pending determination of categorical and financial eligibility for TennCare CHOICES however all identified needed services shall be listed in the plan of care; (6) a detailed back-up plan for situations when regularly scheduled HCBS providers are unavailable or do not arrive as scheduled; the back-up plan may include paid and unpaid supports and shall include the names and telephone numbers of persons and agencies to contact and the services provided by listed contacts; the CONTRACTOR shall assess the adequacy of the back-up plan; and (7) for CHOICES Group 2 members, the projected TennCare monthly and annual cost of home health and private duty nursing identified in (4) above, and the projected monthly and annual cost of CHOICES HCBS specified in (5) above, and for CHOICES Group 3 members, the projected total cost of CHOICES HCBS specified in (5) above, excluding the cost of minor home modifications.

27.	Section 2.9.6.8 shall be deleted and replaced as follows:
2.9.6.8        Nursing Facility-to-Community Transition

2.9.6.8.1
The CONTRACTOR shall develop and implement methods for identifying members who may have the ability and/or desire to transition from a nursing facility to the community. Such methods shall include, at a minimum:

2.9.6.8.1.1	Referrals, including but not limited to, treating physician, nursing facility, other providers, community-based organizations, family, and self-referrals;

2.9.6.8.1.2
Identification through the care coordination process, including but not limited to: assessments, information gathered from musing facility staff, participation in Grand Rounds (as defined in Section 1) or review and assessment of members whose nursing facility level of care is ending and who appear to meet the at-risk level of care for Group 3. 2.9.6.8.1.3 Review and analysis of members identified by TENNCARE based on Minimum Data Set (MDS) data from nursing facilities.

2.9.6.8.2
Members in CHOICES Group 1 (who are residents of a nursing facility) and who are under the age of twenty-one (21) and have requested to transition home will be provided coordination of care by the CONTRACTOR's CHOICES and MCO Case Management staff (see Section 2.9.5.4.1).

2.9.6.8.3
Notwithstanding the nursing facility-to-community transition requirements set forth in this section (2.9.6.8.), the CONTRACTOR shall be responsible for monitoring all Group 1 members' level of care eligibility (see Section 2.9.6.8.1.2.) and for completing the process to re-establish nursing facility level of care or transition to Group 3 HCBS, as appropriate, prior to expiration of nursing facility level of care.

2.9.6.8.4
For transition referrals by or on behalf of a nursing facility resident, regardless of referral source, the CONTRACTOR shall ensure that within fourteen (14) days of the referral a care coordinator conducts an in-facility visit with the member to determine the member's interest in and potential ability to transition to the community, and provide orientation and information to the member regarding transition activities. The member's care coordinator/care coordination team shall document in the member's case file that transition was discussed with the member and indicate the member's wishes as well as the member's potential for transition. The CONTRACTOR shall not require a member to transition from Group 1 to Group 2 when the member expresses a desire to continue receiving nursing facility services.

2.9.6.8.5
For identification by the CONTRACTOR by means other than referral or the care coordination process of a member who may have the ability and/or desire to transition from a nursing facility to the community, the CONTRACTOR shall ensure that within ninety (90) days of such identification a care coordinator conducts an in-facility visit with the member to determine whether or not the member is interested in and potential ability to pursue transition to the community. The member's care coordinator/care coordination team shall document in the member's case file that transition was discussed with the member and indicate the member's wishes as well as the member's potential for transition. The CONTRACTOR shall not require a member to transition when the member expresses a desire to continue receiving nursing facility services.

2.9.6.8.6
If the member wishes to pursue transition to the community, within fourteen (14) days of the initial visit (see Sections 2.9.6.8.3 and 2.9.6.8.4 above) or within fourteen (14) days of identification through the care coordination process, the care coordinator shall conduct an in- facility assessment of the member's ability and/or desire to transition using tools and protocols specified or prior approved in writing by TENNCARE. This assessment shall include the identification of any barriers to a safe transition.

2.9.6.8.7
As part of the transition assessment, the care coordinator shall conduct a risk assessment using a tool and protocol specified by TENNCARE, discuss with the member the risk involved in transitioning to the community and shall begin to develop, as applicable, a risk agreement that shall be signed and dated by the member or his/her representative and which shall include identified risks to the member, the consequences of such risks, strategies to mitigate the identified risks, and the member's decision regarding his/her acceptance of risk as part of the plan of care. The risk agreement shall include the frequency and type of care coordinator contacts that exceed the minimum contacts required (see Section 2.9.6.9.4), to mitigate any additional risks associated with transition and shall address any special circumstances due to transition. For members transitioning to Group 2, the member's care coordinator/care coordination team shall also make a determination regarding whether the member's needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care. The member's care coordinator shall explain to the member the individual cost neutrality cap and obtain a signed acknowledgement of understanding by the member or his/her representative that a change in a member's needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the CONTRACTOR's inability to safely and effectively meet a member's needs in the community and within the cost neutrality cap may result in the member's disenrollment from CHOICES Group 2, in which case, the CONTRACTOR will assist with transition to a more appropriate care delivery setting. For members transitioning to Group 3, the care coordinator shall explain the expenditure cap.

2.9.6.8.8
For those members whose transition assessment indicates that they are not candidates for transition to the community, the care coordinator shall notify them in accordance with the specified transition assessment protocol.

2.9.6.8.9
For those members whose transition assessment indicates that they are candidates for transition to the community, the care coordinator shall facilitate the development of and complete a transition plan within fourteen (14) days of the member's transition assessment.

2.9.6.8.10	The care coordinator shall include other individuals such as the member's family and/or caregiver in the transition planning process if the member requests and/or approves, and such persons are willing and able to participate.

2.9.6.8.11
As part of transition planning, prior to the member's physical move to the community, the care coordinator shall visit the residence where the member will live to conduct an on-site evaluation of the physical residence and meet with the member's family or other caregiver who will be residing with the member (as appropriate). The care coordinator shall include in the transition plan activities and/or services needed to mitigate any perceived risks in the residence including but not limited to an increase in face-to-face visits beyond the minimum required contacts in Sections 2.9.6.8.19 and 2.9.6.8.20.

2.9.6.8.12
The transition plan shall address all services necessary to safely transition the member to the community and include at a minimum member needs related to housing, transportation, availability of caregivers, and other transition needs and supports. The transition plan shall also identify any barriers to a safe transition and strategies to overcome those barriers.

2.9.6.8.13
The CONTRACTOR shall approve the transition plan and authorize any covered or cost effective alternative services included in the plan within ten (10) business days of completion of the plan. The transition plan shall be fully implemented within ninety (90) days from approval of the transition plan, except under extenuating circumstances which must be documented in writing.2.9.6.8.14 The member's care coordinator shall also complete a plan of care that meets all criteria described in Section 2.9.6.6 for members in CHOICES Groups 2 and 3 including but not limited to completing a comprehensive needs assessment, completing and signing the risk agreement and making a final determination of cost neutrality. The plan of care shall be authorized and initiated prior to the member's transition to the community.

2.9.6.8.14.1.
If a transitioning member is enrolled in CHOICES Group 1, any CHOICES HCBS that must be completed prior to a member's transition from a nursing facility to the community in order to ensure the member's health and safety upon transition (e g , minor home modifications, adaptive equipment, or PERS installation) shall be completed while the member is enrolled in Group 1, but shall be billed as a Group 2 service once the member is enrolled into Group 2, with the date of service the effective date of enrollment in CHOICES Group 2 (see State Medicaid Director Letter, Olmstead Update No. 3, July 25, 2000).

2.9.6.8.14.2.
If a transitioning member is enrolled in CHOICES Group 2 or 3 but is receiving short- term nursing facility care, any CHOICES HCBS that must be completed prior to a member's transition from a nursing facility to the community in order to ensure the member's health and safety upon transition (e.g., minor home modifications, adaptive equipment, or PERS installation) shall be completed while the member resides in the facility and billed as a Group 2 or Group 3 service, as applicable. However, a member shall not be transitioned from CHOICES Group 1 into Group 2 or 3 for receipt of short- term nursing facility services in order to provide these services. Short-term nursing facility care is available only to a CHOICES 2 or CHOICES 3 participant who was receiving home and community based services upon admission to the short-term nursing facility stay.

2.9.6.8.15
For members requesting transition from Group 1 to Group 2, the CONTRACTOR shall not prohibit a member from transitioning to the community once the member has been counseled regarding risk. However, the CONTRACTOR may determine that the member's needs cannot be safely and effectively met in the community and at a cost that does not exceed nursing facility care. In such case, the CONTRACTOR shall seek written review and approval from TENNCARE prior to denial of any member's request to transition to the community. If TENNCARE approves the CONTRACTOR's request, the CONTRACTOR shall notify the member in accordance with TennCare rules and regulations and the transition assessment protocol, and the member shall have the right to appeal the determination (see Section 2.19.3.12 of this Agreement).

2.9.6.8.16
Once completed, the CONTRACTOR shall submit to TENNCARE documentation, as specified by TENNCARE to verify that for members transitioning to Group 2, the member's needs can be safely and effectively met in the community and within the cost neutrality cap. Before transitioning a member, the CONTRACTOR shall verify that the member has been approved for enrollment in CHOICES Group 2 or Group 3, as applicable, effective as of the planned transition date.

2.9.6.8.17
Ongoing CHOICES HCBS and any medically necessary covered home health or private duty nursing services needed by the member shall be initiated immediately upon transition from a nursing facility (i.e., CHOICES Group 1) to the community (i.e., CHOICES Group 2 or CHOICES Group 3) and as of the effective date of transition with no gaps between the member's receipt of nursing facility services and ongoing CHOICES HCBS.

2.9.6.8.18	The member's care coordinator/care coordination team shall monitor all aspects of the transition process and take immediate action to address any barriers that arise during transition.

2.9.6.8.19
For members transitioning to a setting other than a community-based residential alternative setting, the care coordinator/care coordination team shall upon transition utilize the EVV system to monitor the initiation and daily provision of services in accordance with the member's new plan of care, and shall take immediate action to resolve any service gaps (see definition in Section 1).

2.9.6.8.20
For members who will live independently in the community or whose on-site visit during transition planning indicated an elevated risk, within the first twenty-four (24) hours, the care coordinator shall visit the member in his/her residence. During the initial ninety (90) day post-transition period, the care coordinator shall conduct monthly face-to-face in-home visits to ensure that the plan of care is being followed, that the plan of care continues to meet the member's needs, and the member has successfully transitioned to the community.

2.9.6.8.21
For members transitioning to a community-based residential alternative setting or who will live with a relative or other caregiver, within the first twenty-four (24) hours the care coordinator shall contact the member and within seven (7) days after the member has transitioned to the community, the care coordinator shall visit the member in his/her new residence. During the initial ninety (90) day post-transition period, the care coordinator shall (1) at a minimum, contact the member by telephone each month to ensure that the plan of care is being followed, that the plan of care continues to meet the member's needs, and the member has successfully transitioned to the community; and (2) conduct additional face-to- face visits as necessary to address issues and/or concerns and to ensure that the member's needs are met.

2.9.6.8.22
The CONTRACTOR shall monitor hospitalizations and nursing facility re-admission for members who transition from a nursing facility to the community to identify issues and implement strategies to improve transition outcomes.

2.9.6.8.23
The CONTRACTOR shall be permitted to coordinate or subcontract with local community-based organizations to assist in the identification, planning and facilitation processes related to nursing facility-to-community transitions that are not specifically assigned to the care coordinator.

2.9.6.8.24
The CONTRACTOR shall develop and implement any necessary assessment tools, transition plan templates, protocols, or training necessary to ensure that issues that may hinder a member's successful transition are identified and addressed. Any tool, template, or protocol must be prior approved in writing by TENNCARE.

2.9.6.8.25
To facilitate nursing facility to community transition, the CONTRACTOR may elect to use specialized transition coordinators or transition teams. All transition activities identified as responsibilities of the care coordinator shall be completed by an individual who meets all of the requirements to be a care coordinator.

2.9.6.8.26
The CONTRACTOR shall implement policies and processes necessary to ensure that it is aware when a member is admitted to or discharged from a NF in order to facilitate care planning and as seamless a transition as possible, and to ensure timely notification to TENNCARE and other entities (e.g., DHS) as appropriate.

2.9.6.8.26.1	The CONTRACTOR shall require NFs to notify the CONTRACTOR of all NF discharges, transfers between NFs, or elections of hospice services in a NF.

2.9.6.8.26.2	The CONTRACTOR shall, in a manner prescribed by TENNCARE notify: a) TENNCARE of all NF discharges and elections of hospice services in a NF; b) DHS of all NF discharges and transfers between NFs; and c) receiving NFs of all applicable level of care information when a member is transferring between NFs.

2.9.6.8.26.3
The CONTRACTOR shall conduct a census as frequently as deemed necessary by TENNCARE to confirm the residency status and Group assignment of all CHOICES members (i.e., Group 1 receiving services in a NF or Group 2 receiving HCBS or short- term NF services). The CONTRACTOR shall take actions as necessary to address any discrepancies when a CHOICES member is found to no longer be receiving LTC services, or is receiving services in a different service delivery setting, e.g., NF, HCBS, or hospice in a NF, including, as appropriate, disenrollment from CHOICES and/or enrollment in a different CHOICES Group.

2.9.6.8.26.4
The CONTRACTOR shall authorize and/or reimburse short-term NF stays for Group 2 and Group 3 members only when (1) the member meets the nursing facility level of care in place at the time of admission; (2) the member's stay in the facility is expected to be less than ninety (90) days; and (3) the member is expected to return to the community upon its conclusion. The CONTRACTOR shall monitor all short-term NF stays for Group 2 and Group 3 members and shall ensure that the member is transitioned from Group 2 or Group 3, as applicable, to Group I at any time a) it is determined that the stay will not be short-term or the member will not transition back to the community; and b) prior to exhausting the ninety (90)-day short-term NF benefit covered for CHOICES Group 2 and Group 3 members.

2.9.6.8.26.4.1
Upon request, the CONTRACTOR shall provide to TENNCARE a member-by-member status for each Group 2 and Group 3 member utilizing the short-term NF stay benefit, including but not limited to the name of each Group 2 and Group 3 member receiving short-term NF services, the NF in which s/he currently resides, the date of admission for short-term stay, and the anticipated date of discharge back to the community.

28.	Section 2.9.6.9.4.3.3 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2".

2.9.6.9.4.3.3	Members in CHOICES Group 2 or Group 3 who have transitioned from a nursing facility to the community shall be contacted per the applicable timeframe specified in Section 2.9.6.8.

29.	Sections 2.9.6.9.4.3.7 through 2.9.6.9.4.3.9 shall be deleted and replaced as follows:

2.9.6.9.4.3.7
Members in CHOICES Group 2 or Group 3 shall be contacted by their care coordinator at least monthly either in person or by telephone with an interval of at least fourteen (14) days between contacts. These members shall be visited in their residence face-to-face by their care coordinator at least quarterly with an interval of at least sixty (60) days between visits.

29.9.6.9.4.3.8
Members in CHOICES Group 2 or Group 3 participating in MFP shall, for at least the first ninety (90) days following transition to the community, be visited in their residence face-to-face by their care coordinator at least monthly with an interval of at least fourteen (14) days between contacts to ensure that the plan of care is being followed, that the plan of care continues to meet the member's needs, and the member has successfully transitioned back to the community. Thereafter, for the remainder of the member's MFP participation period, minimum contacts shall be as described in 2.9.6.9.4.3.7 unless more frequent contacts are required based on the member's needs and circumstances and as reflected in the member's plan of care, or based on a significant change in circumstances (see Sections 2.9.6.9.2.1.16. and 2.9.8.4.5) or a short-term nursing facility stay (see Sections 2.9.8.8.5 and 2.9.8.8.7).

30.	Sections 2.9.6.9.6.3.3 and 2.9.6.9.6.3.4 shall be deleted and replaced as follows:
2.9.6.9.6.3.3    For members whose plan of care includes eligible CHOICES HCBS, written confirmation of the member's decision regarding participation in consumer direction of eligible CHOICES HCBS;

2.9.6.9.6.3.4	A completed risk assessment and a risk agreement signed and dated by the member or his/her representative; and

31.	Section 2.9.6.11.6.1.1 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2".

2.9.6.11.6.1.1
Upon completion of a Transition Assessment which indicates that a Group 1 member is a candidate for transition to the community, such member shall be factored into the weighted caseload and staffing ratio calculations using an acuity level of two and one- half (2.5) until such time as the member is transitioned to CHOICES Group 2 or Group 3 or the member is no longer a candidate for transition;

32.	Section 2.9.6.11.6.2 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2".

2.9.6.11.6.2	Each CHOICES Group 2 or Group 3 member shall be factored into the weighted caseload and staffing ratio calculations utilizing an acuity level of two and one-half (2.5);

33.	Sections 2.9.6.11.6.3 and 2.9.6.11.6.4 shall be amended by deleting and replacing the header of the charts as follows:

2.9.6.11.6.3.	Using the delineated acuity factors, the following provides examples of the composition of caseloads with a weighted value of 125:

Weighted Caseload Mix for a 1:125 Ratio
CHOICES Group 1 (Acuity 1.0)	CHOICES Group 2 and Group 3 (Acuity 2.5)	Total CHOICES Members on Caseload
125	0	125
100	10	110
75	20	95
50	30	80
25	40	65
0	50	50

2.9.6.11.6.4.	Using the delineated acuity factors, the following delineates the composition of caseloads with a weighted value of 175:

Weighted Caseload Mix for a 1:175 Ratio
CHOICES Group 1 (Acuity 1.0)	CHOICES Group 2 and Group 3 (Acuity 2.5)	Total CHOICES Members on Caseload
175	0	175
150	10	160
125	20	145
100	30	130
75	40	115
50	50	100
25	60	85
0	70	70

34.	Section 2.9.6.11.8 shall be deleted and replaced as follows:

2.9.6.11.8
Upon request, the CONTRACTOR shall provide to TENNCARE documentation of such monitoring, including an itemized list by care coordinator of the total number of members assigned, and the number of Group I members (including members in transition and children under age 21), Group 2 and Group 3 members that comprise each care coordinator's caseload.

35.	Section 2.9.6.11.18.1 shall be deleted and replaced as follows:

2.9.6.11.18.1
The CHOICES program including a description of the CHOICES groups; eligibility for CHOICES enrollment; enrollment in CHOICES; enrollment targets for Groups 2 and 3 (excluding Interim Group 3), including reserve capacity and administration of waiting lists; and CHOICES benefits, including benefit limits, the individual cost neutrality cap for Group 2, the expenditure cap for Group 3, and the limited benefit package for Group 2 members enrolled on the basis of Immediate Eligibility;

36.	Section 2.9.6.11.18.17 shall be deleted and replaced as follows:

2.9.6.11.18.17	For all CHOICES members, as applicable, members' responsibility regarding patient liability, including the consequences of not paying patient liability;

37.	Section 2.9.6.13.1 shall be deleted and replaced as follows:

2.9.6.13.1
The CONTRACTOR shall use the TENNCARE PreAdmission Evaluation System (TPAES), the system of record for CHOICES level of care determinations, to facilitate submission of all PreAdmission Evaluation (i.e., level of care) applications, including required documentation pertaining thereto, and to facilitate enrollments into and transitions between LTC programs, including CHOICES. The CONTRACTOR shall comply with all data entry and tracking processes and timelines established by TENNCARE in policy or protocol in order to ensure efficient and effective administration and oversight of the CHOICES program.

38.
Section 2.9.7.4.1 shall be amended by deleting the reference to "Section 2.9.6.2.4" and replacing it with the reference to "Section 2.9.6.2.5" and Section 2.9.7.4.3.3 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2" and Section 2.9.7.4.3.4 shall be amended by deleting the phrase "Group 2" at the end of the sentence.

2.9.7.4.3.3
For any CHOICES Group 2 or Group 3 member electing to participate in consumer direction that refuses to receive eligible CHOICES HCBS from contract providers while services are initiated through consumer direction, the member's care coordinator shall visit the member face to face at least monthly to ensure that the member's needs are safely met, and shall continue to offer eligible CHOICES HCBS through contract providers.

2.9.7.4.3.4
If eligible CHOICES HCBS are not initiated within sixty (60) days following referral to the FEA, the CONTRACTOR shall notify the member that eligible CHOICES HCBS must be initiated by contract providers unless these HCBS are not needed on an ongoing basis in order to safely meet the member's needs in the community, in which case, the CONTRACTOR shall submit documentation to TENNCARE to begin the process of disenrollment from CHOICES.

39.	Section 2.9.8.1.2 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2".

2.9.8.1.2
Eligible Individuals transitioning to a Qualified Residence in the community and consenting to participate in MFP shall be transitioned from CHOICES Group 1 into CHOICES Group 2 or Group 3 pursuant to TENNCARE policies and protocols for Nursing Facility-to-community transitions and shall also be enrolled into MFP. For persons enrolled in CHOICES who are also participating in MFP, the CONTRACTOR shall comply with all applicable provisions of this Agreement pertaining to the CHOICES program. This section sets forth additional requirements pertaining to the CONTRACTOR's responsibilities specifically as it relates to MFP.

40.	Section 2.9.8.2.2 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2".

2.9.8.2.2
The CONTRACTOR shall assess all nursing facility residents transitioning from the NF to CHOICES Group 2 or Group 3 for participation in MFP. This includes CHOICES Group 1 members referred for transition, as well as nursing facility residents referred for CHOICES who are not yet enrolled in CHOICES Group 1 but may be determined eligible for Group 1, and who have expressed a desire to move back into the community. However, the resident must actually be enrolled into Group I in order to qualify for MFP.

41.	Sections 2.9.8.3.3 and 2.9.8.3.4 shall be deleted and replaced as follows:

2.9.8.3.3	Only CHOICES Group I members who qualify to enroll in CHOICES Group 2 or Group 3 shall be eligible to transition to Group 2 or Group 3, as applicable, and enroll into MFP.

2.9.8.3.4
In addition to facilitating transition from CHOICES Group 1 to CHOICES Group 2 or Group 3 pursuant to Section 2.9.6.8 of this Agreement and TENNCARE's policies and protocols, the CONTRACTOR shall facilitate the enrollment of Eligible Individuals who consent into MFP.

42.	Sections 2.9.8.4.6 and 2.9.8.4.12 shall be amended by adding the phrase "or Group 3, as applicable" after the phrase "CHOICES Group 2".

2.9.8.4.6
The CONTRACTOR shall review the circumstances which resulted in the inpatient facility admission and shall evaluate whether the services and supports provided to the member are sufficient to safely meet his needs in the community such that continued participation in CHOICES Group 2 or Group 3, as applicable, and in MFP is appropriate.

2.9.8.4.12
The CONTRACTOR shall, using a template provided by TENNCARE, issue a written notice of MFP participation to each member enrolled in MFP which shall not occur prior to transition from CHOICES Group 1 to CHOICES Group

2 or Group 3, as applicable. Such notice shall be issued within ten (10) business days of notification from TENNCARE via the outbound 834 enrollment file furnished by TENNCARE to the CONTRACTOR that the member is enrolled in MFP.

43.	Sections 2.9.8.5.1, 2.9.8.6.1, and 2.9.8.7.1 shall be amended by adding the phrase "or Group 3, as applicable" after the phrase "CHOICES Group 2".

2.9.8.5.1
For members participating in the MFP, the Plan of Care shall reflect that the member is an MFP participant, including the date of enrollment into MFP (i.e., date of transition from CHOICES Group 1 to CHOICES Group 2 or Group 3, as applicable).

2.9.8.6.1	A member enrolled in MFP shall be simultaneously enrolled in CHOICES Group 2 or Group 3, as applicable, and shall be eligible to receive covered benefits as described in 2.6.1

2.9.8.7.1
Upon completion of a person's 365-day participation in MFP, services (including CHOICES HCBS) shall continue to be provided in accordance with the covered benefits described in 2.6.1 and the member's plan of care. Transition from participation in MFP and CHOICES Group 2 or Group 3, as applicable, to participation only in CHOICES Group 2 or Group 3, as applicable, shall be seamless to the member, except that the CONTRACTOR shall be required to issue notice of the member's conclusion of his 365- day MFP participation period.

44.	Sections 2.9.8.8.1 and 2.9.8.8.2 shall be deleted and replaced as follows:

2.9.8.8.1
A CHOICES Group 2 or Group 3 member that meets the nursing facility level of care in place at the time of admission may be admitted for an inpatient short-term nursing facility stay for up to ninety (90) days and remain enrolled in CHOICES Group 2 or Group 3, as applicable (see Section 2.6.1.5.4). The CONTRACTOR shall ensure that the member is transitioned from Group 2 or Group 3, as applicable, to Group 1 at any time: a) it is determined that the stay will not be short-term and the member will not transition back to the community; and b) prior to exhausting the ninety (90) day short-term nursing facility benefit covered for CHOICES Group 2 or Group 3 members (see Section 2.9.6.8.26.4).

2.9.8.8.2
A CHOICES Group 2 or Group 3 member participating in MFP who meets the nursing facility level of care in place at the time of admission may be admitted for an inpatient short-term nursing facility stay during his 365-day participation period and remain enrolled in MFP regardless of the number of days the member is admitted for inpatient facility care.

45.	Sections 2.9.8.8.4 shall be deleted and replaced as follows:

2.9.8.8.4
If the short-term stay will exceed ninety (90) days, the CONTRACTOR shall facilitate transition from CHOICES Group 2 or Group 3 if the Group 3 member continues to meet nursing facility level of care to CHOICES Group 1.

46.	Sections 2.9.8.8.6 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2".

2.9.8.8.6
The CONTRACTOR shall conduct a Transition Assessment and develop a Transition Plan (see Section 2.9.6.8) as necessary to facilitate the member's return to the community. Such assessment shall include a review of the circumstances which resulted in the nursing facility admission and shall evaluate whether the services and supports provided to the member are sufficient to safely meet his needs in the community such that transition back to CHOICES Group 2 or Group 3 and continued participation in MFP is appropriate. The CONTRACTOR shall update the member's plan of care, including the member's Risk Agreement, as deemed necessary based on the member's needs and circumstances.

47.	Section 2.9.8.11.1 shall be amended by deleting the reference to "Section 2.9.6.12.6" and replacing it with the reference to "Section 2.9.6.12.7".

48.	Section 2.9.8.13.1.5.2 shall be amended by adding the phrase "and Group 3" after the phrase "CHOICES Group 2".

2.9.8.13.1.5.2
Immediately prior to implementation of MFP and at the beginning of each calendar year thereafter, statewide calendar year numbers for benchmark #5 will be allocated on a regional basis to each MCO operating in the region, based on the number of persons in CHOICES Group 2 and Group 3. For purposes of incentive payments (see Section 3.11), achievement of this benchmark shall be determined on a regional basis by MCO.

49.	Sections 2.9.15.1 and 2.9.15.5 shall be deleted and replaced as follows:

2.9.15.1
Tennessee Department of Mental Health and Substance Abuse Services (TDMHSAS) and Tennessee Department of Intellectual and Developmental Disabilities (DIDD) for the purpose of interfacing with and assuring continuity of care and for coordination of specialized services in accordance with federal PASRR requirements;

2.9.15.5
Tennessee Department of Intellectual Disabilities Services (DIDD), for the purposes of coordinating physical and behavioral health services with HCBS available for members who are also enrolled in a Section 1915(c) HCBS waiver for persons with intellectual disabilities, i.e., mental retardation;

50.	Section 2.13.4.4 shall be amended by deleting the reference to "Section 2.9.6.7" and replacing it with "Section 2.9.7.6.11".

51.	Section 2.14.1.2 shall be amended by adding a new Section 2.14.1.2.1 as follows:

2.14.1.2.1
The UM program description, work plan and program evaluation shall be exclusive to TENNCARE and shall not contain documentation from other state Medicaid programs or product lines operated by the CONTRACTOR.

52.
Section 2.15.1.1.6 shall be amended by deleting the word "and"at the end of the sentence, Section 2.15.1.1.7 shall be amended by deleting and replacing the "." with "; and", and Section 2.15.1.1 shall be amended by adding a new Section 2.15.1.1.8 as follows:

2.15.1.1.8
The QM/QI program description, work plan and program evaluation shall be exclusive to TENNCARE and shall not contain documentation from other state Medicaid programs or product lines operated by the CONTRACTOR.

53.	Section 2.17.4.7.11 shall be amended by adding the phrase "(excluding Interim Group 3)" after the phrase "Group 2 and Group 3".

2.17.4.7.11
Shall include information on the CHOICES program, including a description of the CHOICES groups; eligibility for CHOICES; enrollment in CHOICES, including whom to contact at the MCO regarding enrollment in CHOICES; enrollment targets for Group 2 and Group 3 (excluding Interim Group 3), including reserve capacity and administration of waiting lists; and CHOICES benefits, including benefit limits, the individual cost neutrality cap for Group 2, and the expenditure cap for Group 3;

54.	Section 2.17.7.3.12 shall be deleted and replaced as follows:

2.17.7.3.12
Information about patient liability responsibilities including the potential consequences of failure to comply with patient liability requirements. For Group 1 members, this may include loss of the member's nursing facility provider; for Group 2 members, loss of the member's CBRA provider; and for all CHOICES members, loss of the member's MCO, disenrollment from CHOICES, and to the extent that the member's eligibility depends on receipt of long-term care services, loss of eligibility for TennCare;

55.	Section 2.20.2 shall be deleted and replaced as follows:
2.20.2 Reporting and Investigating Suspected Fraud and Abuse

2.20.2.1
The CONTRACTOR shall cooperate with all appropriate state and federal agencies, including TBI MFCU and/or OIG, in investigating fraud and abuse. In addition, the CONTRACTOR shall fully comply with the TCA 71-5-2601 and 71-5-2603 in performance of its obligations under this Agreement.

2.20.2.2	The CONTRACTOR shall have methods for identification, investigation, and referral of suspected fraud cases (42 CFR 455.13, 455.14, 455.21).

2.20.2.3
The CONTRACTOR shall notify TBI MFCU and TennCare Office of Program Integrity simultaneously and in a timely manner regarding all internal (such as identified patterns of data mining outliers, audit concerns, critical incidences) and external (such as hotline calls) tips with potential implications to TennCare providers' billing anomalies and/or to safety of TennCare enrollees (http://www.tbi.state.tn.us/tbi_tips.shtml; ProgramIntegrity.TennCare@tn.gov). Along with a notification, the CONTRACTOR shall take steps to triage and/or substantiate these tips and provide simultaneous and timely updates to TBI

MFCU and the TennCare Office of Program Integrity when the concerns and/or allegations of any tips are authenticated.

2.20.2.4	The CONTRACTOR shall report all confirmed or suspected fraud and abuse to TENNCARE and the appropriate agency as follows:

2.20.2.4.1	Suspected fraud and abuse in the administration of the program shall be reported to TennCare Office of Program Integrity, TBI MFCU and/or MG;

2.20.2.4.2	All confirmed or suspected provider fraud and abuse shall immediately be reported to TBI MFCU and TennCare Office of Program Integrity; and

2.20.2.4.3	All confirmed or suspected enrollee fraud and abuse shall be reported immediately to OIG.

2.20.2.5	The CONTRACTOR shall use the Fraud Reporting Forms in Attachment VI, or such other form as may be deemed satisfactory by the agency to whom the report is to be made under the terms of this Agreement.

2.20.2.6
Pursuant to TCA 71-5-2603(c) the CONTRACTOR shall be subject to a civil penalty, to be imposed by the OIG, for willful failure to report fraud and abuse by recipients, enrollees, applicants, or providers to TENNCARE and OIG or TBI MFCU, as appropriate.

2.20.2.7
The CONTRACTOR shall promptly perform a preliminary investigation of all incidents of suspected and/or confirmed fraud and abuse. Unless prior written approval is obtained from the agency to whom the incident was reported, or to another agency designated by the agency that received the report, after reporting fraud or suspected fraud and/or suspected abuse and/or confirmed abuse, the CONTRACTOR shall not take any of the following actions as they specifically relate to TennCare claims:

2.20.2.7.1	Contact the subject of the investigation about any matters related to the investigation;

2.20.2.7.2	Enter into or attempt to negotiate any settlement or agreement regarding the incident; or

2.20.2.7.3	Accept any monetary or other thing of valuable consideration offered by the subject of the investigation in connection with the incident.

2.20.2.8
The CONTRACTOR shall promptly provide the results of its preliminary investigation to the agency to whom the incident was reported, or to another agency designated by the agency that received the report.

2.20.2.9
The CONTRACTOR shall cooperate fully in any further investigation or prosecution by any duly authorized government agency, whether administrative, civil, or criminal. Such cooperation shall include providing, upon request, information, access to records, and access to interview CONTRACTOR employees and consultants, including but not limited to those with expertise in the administration of the program and/or in medical or pharmaceutical questions or in any matter related to an investigation.

2.20.2.10    The State shall not transfer its law enforcement functions to the CONTRACTOR.

2.20.2.11
The CONTRACTOR, subcontractor and providers, whether contract or non-contract, shall, upon request and as required by this Agreement or state and/or federal law, make available to the TBI MFCU/OIG any and all administrative, financial and medical records relating to the delivery of items or services for which TennCare monies are expended. In addition, the TBI MFCU/OIG shall, as required by this Agreement or state and/or federal law, be allowed access to the place of business and to all TennCare records of any contractor, subcontractor or provider, whether contract or non-contract, during normal business hours, except under special circumstances when after hour admission shall be allowed. Special circumstances shall be determined by the TBI MFCU/OIG.

2.20.2.12
The CONTRACTOR and/or subcontractors shall include in any of its provider agreements a provision requiring, as a condition of receiving any amount of TennCare payment, that the provider comply with this Section, Section 2.20 of this Agreement.

2.20.2.13
The CONTRACTOR shall notify TENNCARE when the CONTRACTOR denies a provider credentialing application for program integrity-related reasons or otherwise limits the ability of providers to participate in the program for program integrity reasons.

2.20.2.14
Except as described in Section 2.11.8.2 of this Agreement, nothing herein shall require the CONTRACTOR to ensure non-contract providers are compliant with TENNCARE contracts or state and/or federal law.

2.20.2.15
In accordance with the Affordable Care Act and TennCare policy and procedures, the CONTRACTOR shall report overpayments made by TENNCARE to the CONTRACTOR as well as overpayments made by the CONTRACTOR to a provider and/or subcontractor (See Section 2.12.9.42).

56.	Section 2.22.1 shall be amended by deleting the word "and" between the words "filing," and "compliance" and by adding new language to the end of the section.
2.22.1    General

To the extent that the CONTRACTOR compensates providers on a fee-for-service or other basis requiring the submission of claims as a condition of payment, the CONTRACTOR shall process, as described herein, the provider's claims for covered benefits provided to members consistent with applicable CONTRACTOR policies and procedures and the terms of this Agreement including but not limited to timely filing, compliance with all applicable state and federal laws, rules and regulations, including the development, staff and provider education and training, and implementation of all state and federal standardization initiatives (e.g., 5010, ICD 10, etc.) within the designated guidelines and timeframes specified by TENNCARE and/or CMS.

57.	Section 2.25.9 shall be deleted in its entirety.

58.	Section 2.26.1 shall be amended by adding a new Section 2.26.1.3 as follows and renumbering the remaining Section accordingly, including any references thereto.

2.26.1.3
Effective with any new subcontracts or upon the next amendment to existing subcontracts, the CONTRACTOR shall include a requirement that the subcontract may be terminated by the CONTRACTOR for convenience and without cause upon a specified number of days written notice.

59.	Section 2.29.1.3.13 shall be deleted and replaced as follows:

2.29.1.3.13
At least one full-time investigator per operating region and a staff person responsible for all fraud and abuse detection activities, including the fraud and abuse compliance plan, as set forth in Section 2.20 of this Agreement. The investigator will have full knowledge with provider investigations related to the TennCare program and will be the key staff handling day-to-day provider investigation related inquires from TENNCARE;

60.	Section 2.29.1.3.29 shall be amended by deleting "TDMHDD" and replacing it with "TDMHSAS".

61.	Section 2.30.4.3 shall be deleted and replaced as follows:

2.30.4.3
The CONTRACTOR shall submit a quarterly Behavioral Health Crisis Response Report that provides information on behavioral health crisis services (see Section 2.7.2.8) including the data elements described by TENNCARE. Specified data elements shall be reported separately for members ages eighteen (18) years and over and those under eighteen (18) years and all data elements shall be reported for each individual crisis service provider as described in the template provided by TENNCARE.

62.
Sections 2.30.6.4 and 2.30.6.6 shall be amended by deleting the reference to "Section 2.9.6.8" and replacing it with the reference to "Section 2.9.8" and Item (1) of Section 2.30.6.9 shall be amended by adding the phrase "or Group 3" after the phrase "CHOICES Group 2".

(1)	The total number and the name and SSN of each CHOICES Group 2 or Group 3 member enrolled into MFP;

63.	Sections 2.30.11.5, 2.30.12.7, and 2.30.17.5 shall be amended by deleting the reference to "Section 2.9.6.8" and replacing it with the reference to "Section 2.9.8".

64.	Section 2.30.22.1 shall be amended by adding the word "also" between the words "shall" and "demonstrate" in the second sentence.

65.	Section 3.4.3.3 shall be deleted and replaced as follows:

3.4.3.3
Health plan risk assessment scores will be recalibrated annually based upon health status information derived from encounter data submitted to TENNCARE by MCOs serving the Grand Region through the most recent twelve (12) month period deemed appropriate by the State's actuary. If the health plan risk assessment score for any MCO deviates from the profile for the Grand Region being served by the MCO by more than one percent (1%), whether a negative or positive change in scores, the base capitation rates as subsequently adjusted will be proportionally adjusted, unless otherwise specified in the subsections below.

66.	Section 3.4.3.7 shall be deleted and replaced in its entirety.

3.4.3.7
For CHOICES members, only the non-long-term care component of the base capitation rate will be adjusted for health plan risk. The long-term care component of the base capitation rate will not be adjusted for health plan risk. For CHOICES Groups 1 and 2 members only, the long-term care component of the base capitation rate will be adjusted according to the relative mix of persons receiving LTC in each service delivery setting (NF versus HCBS) in accordance with the following:

3.4.3.7.1	Member Movement during Implementation and/or annual Open Enrollment Periods

3.4.3.7.1.1
TENNCARE will track CHOICES member change requests that occur from March 1st, 2010 through the completion of the 2010 open enrollment period for enrollees who were enrolled in CHOICES on March 1, 2010.

3.4.3.7.1.1.1
CHOICES members that change MCOs during the open enrollment period will be designated as either a NF enrollee (Group 1) or an HCBS enrollee (Group 2) based upon the determination made in the outbound 834 enrollment file on the date of their official transfer.

3.4.3.7.1.1.2
The net transfer of CHOICES Group 1 and Group 2 members from March 1, 2010 through May 31, 2010 will be compared to the mix of NF/HCBS enrollees in the data book assumptions. If the mix of net transfers exceeds one half (1/2) of one (1) percent different between the MCOs, rates will be adjusted accordingly.

3.4.3.7.1.2
A similar process will occur in May 2011, after the completion of the open enrollment period for 2011 and following each Open Enrollment Period. This process will compare the effect of net transfers for CHOICES Group 1 and 2 members only as compared to the mix before the 2011(or applicable) annual open enrollment period.

3.4.3.7.1.3    This adjustment will be budget neutral to the state.

3.4.3.7.1.4	This adjustment described in Section 3.4.3.7.1 is intended to address changes in CHOICES Group 1 and 2 member enrollment mix due to enrollees changing from one MCO to another and does not address changes in enrollment mix due to other factors.

67.	The PROGRAM ISSUES Column in Items A.16 and A.29 of the Liquidated Damages Chart in Section 4.20.2.2.7 shall be amended by adding the phrase "or 3" after the phrase "Group 2".

LEVEL	PROGRAM ISSUES	DAMAGE
A.16
Failure to comply with the timeframes for developing and approving a plan of care for transitioning CHOICES members in Group 2 or 3, authorizing and initiating nursing facility services for transitioning CHOICES members in Group 1, or initiating long-term care services for CHOICES members (see Sections 2.9.2, 2.9.3, and 2.9.6)

$5,000 per month that the CONTRACTOR's performance is 85-89% by service setting (nursing facility or HCBS)
$10,000 per month that the CONTRACTOR's performance is 80-84% by service setting (nursing facility or HCBS)
$15,000 per month that the CONTRACTOR's performance is 75-79% by service setting (nursing facility or HCBS)
$20,000 per month that the CONTRACTOR's performance is 70-74% by service setting (nursing facility or HCBS)
$25,000 per month that the CONTRACTOR's performance is 69% or less by service setting (nursing facility or HCBS)
These amounts shall be multiplied by two (2) when the CONTRACTOR has not complied with the Caseload and Staffing recommendations as specified in Section 2.9.6.11.9 of this Agreement

A.29
Failure to initiate CHOICES HCBS or for children under age 21, EPSDT benefits provided as an alternative to nursing facility care in accordance with the member's plan of care and to ensure that such HCBS or EPSDT benefits are in place immediately upon transition from a nursing facility to the community for any person transitioning from a nursing facility (i.e.,CHOICES Group 1) to the community (i.e., CHOICES Group 2 or 3), including persons enrolled in MFP (see Sections 2.9.5.4.1.5 and 2.9.6.8.16)

$500 per day for each day that HCBS are not in place following transition from a nursing facility (i.e., CHOICES Group 1) to the community (i.e., CHOICES Group 2) in addition to the cost of services not provided
These amounts shall be multiplied by two (2) when the CONTRACTOR has not complied with the Caseload and Staffing recommendations as specified in Section 2.9.6.11.9 of this Agreement

68.	Section 4 shall be amended by adding a new Section 4.40 as follows and renumbering the existing Sections accordingly, including any references thereto.

4.40	SOCIAL SECURITY ADMINISTRATION (SSA) REQUIRED PROVISIONS FOR DATA SECURITY

The CONTRACTOR shall comply with limitations on use, treatment, and safeguarding of data under the Privacy Act of 1974 (5 U.S.C. §552a), as amended by the Computer Matching and Privacy Protection Act of 1988, related Office of Management and Budget guidelines, the Federal Information Security Management Act of 2002 (44 U.S.C. § 3541, el seq.), and related National Institute of Standards and Technology guidelines. In addition, the CONTRACTOR shall have in place administrative, physical, and technical safeguards for data.

4.40.1
The CONTRACTOR shall not duplicate in a separate file or disseminate, without prior written permission from TENNCARE, the data governed by the Agreement for any purpose other than that set forth in this Agreement for the administration of the TennCare program. Should the CONTRACTOR propose a redisclosure of said data, the CONTRACTOR must specify in writing to TENNCARE the data the CONTRACTOR proposes to redisclose, to whom, and the reasons that justify the redisclosure. TENNCARE will not give permission for such redisclosure unless the redisclosure is required by law or essential to the administration of the TennCare program.

4.40.2	The CONTRACTOR agrees to abide by all relevant federal laws, restrictions on access, use, and disclosure, and security requirements in this Agreement.

4.40.3	Upon request, the CONTRACTOR shall provide a current list of the employees of such CONTRACTOR. with access to SSA data and provide such lists to TENNCARE.

4.40.4
The CONTRACTOR shall restrict access to the data obtained from TENNCARE to only those authorized employees who need such data to perform their official duties in connection with purposes identified in this Agreement. The CONTRACTOR shall not further duplicate, disseminate, or disclose such data without obtaining TENNCARE's prior written approval.

4.40.5	The CONTRACTOR shall ensure that its employees:

4.40.5.1	Properly safeguard PHI/PII furnished by TENNCARE under this Agreement from loss, theft or inadvertent disclosure;

4.40.5.2	Understand that they are responsible for safeguarding this information at all times, regardless of whether or not the CONTRACTOR employee is at his or her regular duty station;

4.40.5.3	Ensure that laptops and other electronic devices/ media containing PHI/PII are encrypted and/or password protected;

4.40.5.4	Send mails containing PHI/PII only if encrypted or if to and from addresses that are secure; and

4.40.5.5	Limit disclosure of the information and details relating to a PHI/PII loss only to those with a need to know.

CONTRACTOR employees who access, use, or disclose TennCare or TennCare SSA-supplied data in a manner or purpose not authorized by this Agreement may be subject to civil and criminal sanctions pursuant to applicable federal statutes.

4.40.6
Loss or Suspected Loss of Data — If an employee of the CONTRACTOR becomes aware of suspected or actual loss of PHI/PII, he or she must immediately contact TENNCARE within one (1) hour to report the actual or suspected loss. The CONTRACTOR will use the Loss Worksheet located at http://www.tn.gov/tenncare/forms/phi_piiworksheet.pdf to quickly gather and organize information about the incident. The CONTRACTOR must provide TENNCARE with timely updates as any additional information about the loss of PHI/PII becomes available.

4.40.6.1
If the CONTRACTOR experiences a loss or breach of said data, TENNCARE will determine whether or not notice to individuals whose data has been lost or breached shall be provided and the CONTRACTOR shall bear any costs associated with the notice or any mitigation.

4.40.7
TENNCARE may immediately and unilaterally suspend the data flow under this Agreement, or terminate this Agreement, if TENNCARE, in its sole discretion, determines that the CONTRACTOR has: (1) made an unauthorized use or disclosure of TennCare SSA-supplied data; or (2) violated or failed to follow the terms and conditions of this Agreement.

4.40.8    Legal Authority

4.40.8.1
Federal laws and regulations giving SSA the authority to disclose data to TENNCARE and TENNCARE's authority to collect, maintain, use and share data with CONTRACTOR is protected under federal law for specified purposes:

4.40.8.1.1	Sections 1137, 453, and I106(b) of the Social Security Act (the Act) (42 U.S.C. §§ 1320b-7, 653, and 1306(b)) (income and eligibility verification data);

4.40.8.1.2	26 U.S.C. § 6103(1)(7) and (8) (tax return, data);

4.40.8.1.3	Section 202(x)(3)(B)(iv) of the Act (42 U.S.C. § 401(x)(3)(B)(iv))(prisoner data);

4.40.8.1.4	Section 205(r)(3) of the Act (42, U.S.C. § 405(r)(3)) and Intelligence Reform and Terrorism Prevention Act of 2004, Pub. L. 108-458, 7213(a)(2) (death data);

4.40.8.1.5
Sections 402, 412, 421, and 435 of the Personal Responsibility and Work Opportunity Reconciliation Act of 1996 (Pub. L. 104-193) (8 U.S.C. §§ 1612, 1622, 1631, and 1645) (August 22, 1996 (quarters of coverage data);

4.40.8.1.6	Children's Health Insurance Program Reauthorization Act of 2009, (Pub. L. 111-3) (February 4, 2009) (citizenship data); and

4.40.8.1.7	Routine use exception to the Privacy Act, 5 U.S.C. § 552a(b)(3)(data necessary to administer other programs compatible with SSA programs).

4.40.8.2
This Section further carries out Section 1106(a) of the Act (42 U.S.C. § 1306), the regulations promulgated pursuant to that section (20 C.F.R. Part 401), the Privacy of 1974 (5 U.S.C. § 552a), as amended by the Computer Matching and Privacy Protection Act of 1988, related Office of Management and Budget

("OMB") guidelines, the Federal Information Security Management Act of 2002 ("FISMA") (44 U.S.C. § 3541 et seq.), and related National Institute of Standards and Technology ("NIST") guidelines, which provide the requirements that the CONTRACTOR must follow with regard to use, treatment, and safeguarding data.

4.40.9    Definitions

4.40.9.1
"SSA-supplied data" — information, such as an individual's social security number, supplied by the Social Security Administration to TENNCARE to determine entitlement or eligibility for federally-funded programs (Computer Matching and Privacy Protection Agreement between SSA and F&A; IEA between SSA and TENNCARE).

4.40.9.2
"Protected Health Information/Personally Identifiable Information" (PHI/PII) (45 CFR §160.103; OMB Circular M-06-I9 located at http ://www.whitehouse.gov/sites/default/files/omb/memoranda/fy2006/m06-19.pdf) — Protected health information means individually identifiable health information that is: (i) Transmitted by electronic media; (ii) Maintained in electronic media; or (iii) Transmitted or maintained in any other form or medium.

4.40.9.3
"Individually Identifiable Health Information" — information that is a subset of health information, including demographic information collected from an individual, and: (1) Is created or received by a health care provider, health plan, employer, or health care clearinghouse; and (2) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; and (i) identifies the individual; or (ii) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

4.40.9.4
Personally Identifiable Information" — any information about an individual maintained by an agency, including, but not limited to, education, financial transactions, medical history, and criminal or employment history and information which can be used to distinguish or trace an individual's identity, such as their name, Social Security Number, date and place of birth, mother's maiden name, biometric records, including any other personal information which can be linked to an individual.

69.	Attachment VI shall be amended by adding "TBI MFCU" in the "TO:" section along with "Office of Program Integrity".

70.	Exhibit C of Attachment IX shall be deleted in its entirety and replaced by "LEFT BLANK INTENTIONALLY".

ATTACHMENT IX, EXHIBIT C LEFT BLANK INTENTIONALLY

All of the provisions of the original Agreement not specifically deleted or modified herein shall remain in full force and effect. Unless a provision contained in this Amendment specifically indicates a different effective date, for purposes of the provisions contained herein, this Amendment shall become effective July 1, 2012.
The CONTRACTOR, by signature of this Amendment, hereby affirms that this Amendment has not been altered and therefore represents the identical document that was sent to the CONTRACTOR by TENNCARE.
IN WITNESS WHEREOF, the parties have by their duly authorized representatives set their signatures.